Exhibit 4.37

Capital Contribution Transfer Agreement

According to the shareholders’ meeting resolution, THE AGREEMENT TO AMEND THE LOAN AGREEMENT among Kongzhong Corporation, Yunfan Zhou, Songlin Yang, Guijun Wang and Zhen Huang dated on October 16, 2006, and THE AGREEMENT TO AMEND THE LOAN AGREEMENT among Kongzhong Corporation, Songlin Yang, Linguang Wu and Yang Cha dated on October 16, 2006, Yang Cha, Yunfan Zhou (the two parties together referred to hereunder as the "Transferor"), Linguang Wu, Guijun Wang (the two parties together referred to hereunder as the "Transferee") and Songlin Yang, Zhen Huang (the two parties together referred to hereunder as the “Original Shareholders”) hereby enter into the following agreement:

1.	Yang Cha agrees to transfer his capital contribution in Beijing AirInbox Information Technologies Co., Ltd totaled RMB 4,500,000 Yuan to Linguang Wu.

2.	Linguang Wu agrees to accept from Yang Cha the RMB 4,500,000 Yuan capital contribution in Beijing AirInbox Information Technologies Co., Ltd.

3.	Yunfan Zhou agrees to transfer his capital contribution in Beijing AirInbox Information Technologies Co., Ltd totaled RMB 1,000,000 Yuan to Guijun Wang.

4.	Guijun Wang agrees to accept from Yunfan Zhou the RMB 1,000,000 Yuan capital contribution in Beijing AirInbox Information Technologies Co., Ltd.

5.
The parties will start to go through the registration formalities for the change of shareholders of Beijing AirInbox Information Technologies Co., Ltd., starting from the execution date of this Agreement, the completion of the registration will be deemed as the consummation of the transfer. From the consummation date of the transfer, Transferor will not longer enjoy shareholders’ rights nor bear shareholders’ liabilities in connection with their original capital contributions, while Transferee will enjoy shareholders’ rights and bear shareholders’ liabilities within its capital contribution.

6.	The Original Shareholders agree to the aforesaid transfer.

This Agreement will come into effect upon execution by the parties.

Transferor:	Transferee:
(signature)	(signature)

Original Shareholders:
(signature)

Date: 2006-10-16